EXHIBIT 99

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES FIRST

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., April 26 — EAGLE FINANCIAL SERVICES, INC. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for the first quarter of 2004 and quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the first quarter of 2004 was $0.9 million, which is unchanged from net income for the first quarter of 2003. Earnings per share were $0.60 and $0.62 for the first quarter of 2004 and 2003, respectively, which represents a decrease of $0.02 or 3%. Net interest income was $3.5 million for the first three months of 2004 as compared to $3.0 million during the same period of 2003. This represents an increase of $0.5 million or 18%. Growth is the primary factor in this increase as the Company’s net interest margin only increased slightly from 4.38% to 4.39% for the first three months of 2003 and 2004, respectively.

Total assets of the Company as of March 31, 2004 were $355.5 million, which represents an increase of $49.5 million or 16% from total assets of $306.0 million as of March 31, 2003. Total loans grew $49.9 million or 21% and total deposits grew $33.7 million or 14% during this period.

A dividend of $0.21 per share will be paid on May 17, 2004 to shareholders on record as of May 3, 2004. This represents an increase of $0.03 or 17% over the May 15, 2003 dividend of $0.18 per share. The Company’s total dividend was $0.75 per share for 2003 as compared to $0.64 per share for 2002.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the cautionary language in the Company’s most recent Form 10-K and other documents filed with the Securities and Exchange Commission.